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Exhibit 16

                          Milner and Brock Letterhead

                                February 22, 2005



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC  200549

Ladies and Gentlemen:

We have read the amended and revised disclosure statements of Myriad Entertainment & Resorts, Inc. pertaining to our firm and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                   Very truly yours,

                                                   /S/ Milner and Brock
                                                   --------------------
                                                   Milner and Brock
                                                   Certified Public Accountants